Exhibit 99.5

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in MBII’s Common Stock during the past 60 days. All transactions were effected in the open market.

Date of Transaction	Transaction Type (Purchase or Sale)	Shares	Price*
4/28/2017	Sale	100	1.64
4/27/2017	Sale	2,600	1.70
4/25/2017	Sale	5,330	1.72
4/24/2017	Sale	7,200	1.72
4/21/2017	Sale	7,470	1.74
4/5/2017	Sale	10,800	1.71
4/4/2017	Sale	6,100	1.81
4/3/2017	Sale	3,100	1.93
3/28/2017	Sale	4,592	1.90
3/27/2017	Sale	13,108	1.84
3/24/2017	Sale	2,300	1.94

*	Represents the average sale price